EXHIBIT 10.35

[Catellus letterhead]

January 29, 1996

Mr. Paul A. Lockie

5151 Troy Avenue

Fremont, California 94536

Dear Paul:

I would like to take this opportunity to welcome you to Catellus Development Corporation. I am sure that your background and enthusiasm will be an asset to the Company. Below lists the terms of your employment with Catellus, as we discussed in previous conversations.

Date of Hire:	February 26, 1996

Title:	Vice President – Controller

Base Salary:	One Hundred Ten Thousand Dollars ($110,000) annually, payable in accordance with Catellus’ normal payroll practices.

Bonus Potential:

For 1996, you shall be eligible to receive a target performance bonus of thirty percent (30%) with a maximum of up to sixty percent (60%) of your Base Salary actually paid in 1996, subject to your satisfactory performance. Such bonus shall be paid no later than March 31, 1997. With respect to future years, you shall be eligible to participate in such bonus programs as may be made available by Catellus to managers of your level.

Special Bonus:	As agreed, a Special Bonus of up to Twenty Thousand Dollars ($20,000) will be paid June 30, 1996. This bonus is subject to meeting performance criteria to be mutually agreed upon at your start date.

Stock Options:	You shall be entitled to receive a total of Thirty-Five Thousand (35,000) stock options in accordance with the Company’s Stock Option Plan.

As a condition of employment, you must review the Company’s Personnel Policies Manual (which will be forwarded via Federal Express), execute the Manual’s Receipt and Acknowledgment (which is the last page of the Manual) and return such Receipt and Acknowledgment to me no later than February 5, 1996.

Also to be forwarded is a complete employment application and benefits package. Please complete all applicable forms and return the forms and the Policies Manual Acknowledgment to Jaime Gertmenian, Catellus’ Human Resources Director. If you have any questions regarding the benefits or policies do not hesitate to contact Jaime at 974-4569.

Again, Welcome Aboard!

Sincerely,

/s/    STEVE WALLACE

Steve Wallace